Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OneSubsea LLC Retirement Savings Plan and the OneSubsea LLC Nonqualified Deferred Compensation Plan of Cameron International Corporation of our reports dated February 22, 2013, with respect to the consolidated financial statements of Cameron International Corporation and the effectiveness of internal control over financial reporting of Cameron International Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
June 24, 2013